U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2007

American Capital Strategies, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

Pursuant to a Seller Collateral Debt Securities Purchase Agreement, dated as of July 24, 2007, between American Capital Strategies, Ltd. ("American Capital" or, the "Company") , and ACAS CRE CDO 2007-1 Depositor, LLC (the "Depositor") and a Depositor Collateral Debt Securities Purchase Agreement, dated as of July 24, 2007, between the Depositor and ACAS CRE CDO 2007-1, Ltd. (the "Issuer"), the Issuer purchased a portfolio of assets consisting of 121 whole and partial classes of subordinated commercial mortgage pass-through certificates from 22 separate series of commercial mortgage pass-through certificates ("CMBS Assets"). The aggregate outstanding principal balance of CMBS Assets purchased by the Issuer was approximately $1.2 billion. This summary is qualified in its entirety by reference to the Seller Collateral Debt Securities Purchase Agreement and the Depositor Collateral Debt Securities Purchase Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K.

Pursuant to an Indenture, dated as of July 24, 2007 (the "Indenture") by and among the Issuer, ACAS CRE CDO 2007-1, LLC (the "Co-Issuer") and Wells Fargo Bank, National Association, as the trustee, the Issuer and the Co-Issuer issued offered notes with an aggregate face value of $506,230,000 and non-offered notes with an aggregate face value of $251,320,000, secured by the CMBS Assets. The Issuer also issued Preferred Shares with a face amount of $417,086,292. The Depositor purchased a portion of the notes and the Preferred Shares. The notes are limited recourse debt obligations of the Issuer and Co-Issuer. The preferred shares are not secured by the assets of the Issuer and Co-Issuer pledged under the Indenture. An affiliate of American Capital, LLC, a wholly-owned portfolio company of American Capital, is the collateral administrator of the CMBS Assets.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Exhibit

10.1	Seller Collateral Debt Securities Agreement
10.2	Depositor Collateral Debt Securities Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: July 30, 2007	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary